                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement       [_]Confidential, for Use of the
                                          Commission Only (as permitted by Rule
                                          14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      APPLIED MICROSYSTEMS CORPORATION
               (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount previously paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                       APPLIED MICROSYSTEMS CORPORATION
                            5020 148th Avenue N.E.
                           Redmond, Washington 98052

                               -----------------

                           NOTICE OF ANNUAL MEETING

                                OF SHAREHOLDERS

                               -----------------

To the Shareholders
of APPLIED MICROSYSTEMS CORPORATION:

   The Annual Meeting of Shareholders of Applied Microsystems Corporation, a Washington corporation (the "Company"), will be held on May 21, 2002, at 11:00 a.m. local time at the Company's headquarters, 5020 148th Avenue NE, Redmond, WA, for the following purposes as more fully described in the accompanying Proxy Statement:

    1. To elect four directors to hold office for the term as described in the attached Proxy Statement or until their respective successors are elected and qualified;

    2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 2002; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Only shareholders of record at the close of business on March 27, 2002 are entitled to notice of and to vote at the meeting and any adjournment or postponement. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the Company's headquarters, 5020 148th Avenue NE, Redmond, Washington 98052.

                                          By order of the Board of Directors

                                          /s/ Charles H. House
                                          Charles H. House
                                          Chairman

Redmond, Washington
April 12, 2002

                            YOUR VOTE IS IMPORTANT!

            Please mark, sign and date the enclosed proxy card and
               mail it promptly in the enclosed return envelope.

                                PROXY STATEMENT

               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Applied Microsystems Corporation, a Washington corporation ("Applied" or the "Company"), for use at the Annual Meeting of Shareholders on May 21, 2002, and at any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The date of this Proxy Statement is April 12, 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

   At the close of business on March 27, 2002, there were 7,182,262 shares of Common Stock of the Company outstanding. Only holders of record of the shares outstanding at such time will be entitled to vote at the meeting. The presence at the meeting of at least a majority of such shares, either in person or by proxy, is required for a quorum. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so, whether or not they choose to attend the meeting in person.

   If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The proposals are identified by number and by a general subject title on the proxy card. Please review the voting instructions on the proxy card and read the text of the proposals and the position of the Board of Directors in the Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendations of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

   For the reasons stated in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR each of the four individuals nominated to serve as a director and FOR ratification of the appointment of Ernst & Young LLP as independent auditors. If you hold shares of Common Stock through a brokerage firm or other intermediary, we request that you provide instructions on voting to your nominee holder.

   The Board of Directors knows of no other matters which are to be presented at the meeting. However, if any other matters are properly presented for action, the proxies named on the proxy card will be authorized by your proxy to vote on them in their discretion.

   On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock held. Under Washington law and the Company's Articles of Incorporation and Bylaws, if a quorum exists at the meeting, the four nominees for director who receive the greatest number of votes cast in the election of directors will be elected, and the proposal to ratify the appointment of auditors will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

   Shareholders may abstain from voting on one or more of the nominees for director and may abstain from voting on the proposal to ratify the appointment of auditors. Abstentions and broker non-votes will be considered represented at the Annual Meeting for the purpose of calculating a quorum. Abstention from voting or a broker non-vote for a nominee for director may make it less likely that the nominee will be one of the four nominees for director who receive the greatest number of votes cast. Abstention from voting or a broker non-vote on the proposal to ratify the appointment of auditors will have no effect since approval of this proposal is based solely on the number of votes actually cast.

   If you execute a proxy, you may revoke it by taking one of the following three actions: (a) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices; (b) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices; or (c) by personally attending and voting at the meeting.

   Applied will bear the expense of preparing, printing and distributing proxy materials to its share-holders. In addition to solicitations by mail, Applied's directors, officers, or other employees may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will also request banks, brokers, and other custodians, nominees, and fiduciaries to solicit customers for whom they hold stock and will reimburse them for their reasonable out-of-pocket expenses.

                              BOARD OF DIRECTORS

   The Company's business is managed under the direction of a Board of Directors consisting of four directors. The following individuals are currently serving as directors: Lary L. Evans, Charles H. House (Chairman), Elwood D. Howse, Jr, and Stephen J. Verleye. Anthony Miadich retired from the Board in July 2001, after having served since January 1990.

   The full Board of Directors met eight times during 2001. Each director attended at least 75% of all board meetings and meetings of committees on which he served.

Compensation of Directors

   During 2001, directors who are not employees of the Company or representatives of shareholders of the Company received $1,000 for each Board meeting attended ($500 for each telephonic Board meeting). Mr. Evans, Mr. House, and Mr. Howse were such directors. Mr. House also received $53,000 in consulting fees from the Company during 2001.

   The Company also has a Director Stock Option Plan (the "Director Plan"), under which a grant of a nonqualified stock option covering 5,000 shares of Common Stock is automatically made to each outside director on the date of each annual meeting of shareholders. During 2001, 20,000 options were granted under the Director Plan. Each of these options has an exercise price of $3.97, a ten-year term, and will vest on the date of the 2002 annual meeting of shareholders.

Committees of the Board

   The Company's Board of Directors has standing Audit and Compensation Committees. The Company does not have a Nominating Committee. Each of the committees is responsible to the full Board of Directors, and its activities are therefore subject to approval of the Board of Directors. The members of each committee and the functions performed thereby are described below:

   Audit Committee. During 2001, the Audit Committee was composed of Mr. Evans, Mr. House, who was appointed in July 2001, and Mr. Howse, who was a member throughout 2001 and was appointed Chairman in July 2001. Mr. Miadich, who left the Board of Directors in July 2001, was a member of the Audit Committee prior to his departure and served as Chairman. The Audit Committee reviews the independence and recommends to the Board the selection of the independent auditors, and meets with the independent auditors to discuss the Company's internal accounting controls, financial results, and both the quality and acceptability of the Company's accounting principles. The Audit committee met four times during 2001.

   Compensation Committee. During 2001, the Compensation Committee was comprised of Mr. Evans, Mr. House, and Mr. Howse (Chairman). Mr. Miadich, who left the Board of Directors in July 2001, was a member of the Compensation Committee prior to his departure. The Compensation Committee reviews and recommends to the Board the compensation and benefits to be provided to the Company's officers and reviews general policy matters relating to employee compensation and benefits. The Compensation Committee generally meets during regularly scheduled Board meetings, or as necessary. The Compensation Committee met seven times in 2001 as a part of regularly scheduled Board meetings.

Nominees for Director

   The following individuals, each of whom currently serves as a director of the Company, have been nominated for re-election at the Annual Meeting:

   Lary L. Evans, (age 62), was appointed a Director of the Company in February 2000. Mr. Evans retired in 1998 from Dell Computer Corporation, where he was Vice President and General Manager of Dell's server business since 1996. Prior to Dell, Mr. Evans worked from 1987 to 1995 for Sequent Computer Systems. His Sequent positions included Vice President and General Manager of the Product Division, Vice President of Engineering, and Vice President of Manufacturing. Mr. Evans also held vice president or senior management positions at Culler Scientific, Tandem Computers Incorporated, Diablo (a division of Xerox Corporation), and Digital Equipment Corporation.

   Charles H. House, (age 61), has served as a Director of the Company since July 1998 and was appointed Chairman in January 2001. Mr. House presently serves as Director of Societal Impact of Technology at Intel Corporation. Mr. House previously served as Executive Vice President of Communications Research at Dialogic Corp., which was acquired by Intel Corporation in 1999, and was initially appointed to a similar position by Dialogic in November 1997. In December 1995, Mr. House first joined Dialogic as President of its wholly owned subsidiary, Spectron MicroSystems. From December 1993 to 1995, Mr. House served as Senior Vice President and General Manager of the VISTA Division of Veritas Software. Mr. House has also held various senior management positions at other high-technology companies, including Senior Vice President of Product Development and Management of Informix Software, and founder and General Manager of Hewlett-Packard's Logic Systems division. He also served as Hewlett-Packard's corporate Engineering Director and General Manager of its Software Engineering Systems division. Mr. House is also a Director of ExperTelligence, Inc.

   Elwood D. Howse, Jr., (age 62) has served as a Director of the Company since February 1992, and served as Chairman from April 2000 to January 2001. Mr. Howse has served as President of Cable & Howse Ventures, a Northwest venture capital management firm, since 1981, and as General Partner of the CH Partners venture funds. Mr. Howse is also a Director of OrthoLogic Corporation and ImageX, Inc., as well as several private companies.

   Stephen J. Verleye, (age 46), joined Applied in April 1999 as its President and Chief Executive Officer, and also joined the Company's Board of Directors at that time. Beginning in 1993, Mr. Verleye served in various management capacities at RadiSys Corporation, a designer and manufacturer of embedded computing systems. At RadiSys, Mr. Verleye first served as its Vice President of Marketing, and subsequently as the Company's Vice President of Business Development. In May 1996 he was appointed Vice President and General Manager, Commercial Equipment Division, and in October 1998 he was appointed joint responsibility of the merged Automation Equipment Division. Prior to joining RadiSys, Mr. Verleye held various marketing management roles at Sequent Computer Systems, Inc., as well as various sales and marketing roles at Intel Corporation.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

Ownership Information

   The following table sets forth, as of January 31, 2002, except as otherwise noted, certain information regarding beneficial ownership of the Company's Common Stock by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director and nominee for director, (c) the Chief Executive Officer and the other designated most highly compensated executive officers of the Company whose total annual salary and bonus, for the fiscal year ended December 31, 2001, exceeded $100,000 (collectively, the "Named Executive Officers"), and (d) by all of the Company's executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

                                                                     Number of Shares of
                                                                        Common Stock      Percent of Common
                         Name and Address                           Beneficially Owned(1) Stock Outstanding
                         ----------------                           --------------------- -----------------
Orien II, L.P.(2)..................................................       1,307,149             18.2%
 c/o Orien Ventures
 300 Oswego Point Dr., Suite 100
 Lake Oswego, OR 97034
Kopp Investment Advisors, Inc.(3)..................................         959,250             13.4%
 7701 France Avenue South, Suite 500
 Edina, MN 55435
Robert L. Deinhammer(4)............................................         593,994              8.3%
 21 Comistas Court
 Walnut Creek, CA 94598
Dimensional Fund Advisors Inc.(5)..................................         456,600              6.4%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
Charles H. House(6)................................................          31,000                *
Stephen J. Verleye(7)..............................................         215,000              2.9%
Robert C. Bateman(8)...............................................          72,047                *
Mark C. Budzinski(9)...............................................          70,000                *
Alex A. Doumani....................................................              --                *
Lary L. Evans(10)..................................................           7,500                *
Elwood D. Howse, Jr.(11)...........................................          38,231                *
All executive officers and Directors as a group (7 individuals)(12)         433,778              5.7%

--------
  *  Less than 1%.
 (1) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property law where applicable and to the information contained in the footnotes to this table. The number of shares of Common Stock shown as beneficially owned by the persons named in this table includes all shares of Common Stock underlying options exercisable within 60 days of January 31, 2002. The percentage of Common Stock outstanding is calculated on the basis of 7,182,262 shares of Common Stock outstanding as of January 31, 2002, except that shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of January 31, 2002, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.
 (2) Anthony Miadich is a former member of the Company's Board of Directors and retains certain vested stock options relating to his service, in accordance with the stock option plan under which the options were granted. Mr. Miadich is a Managing General Partner of Orien Ventures, the general partner of Orien II, L.P., and shares voting and investment power over shares held by Orien II, L.P. with George Kalan, a

    General Partner of Orien Ventures. The beneficial ownership includes 12,500 shares issuable to Mr. Miadich upon the exercise of stock options that are exercisable within 60 days of January 31, 2002.
 (3) Based on Schedule 13G filed by Kopp Investment Advisors ("KIA") with the Securities and Exchange Commission in January 2002. KIA is an investment advisor registered under the Investment Advisors Act of 1940. KIA is wholly owned by Kopp Holding Company ("KHC"), which is wholly owned by LeRoy C. Kopp. Kopp Emerging Growth Fund is a registered investment company that has an investment advisor agreement with KIA. Of the shares beneficially owned by KIA, KHC, and Mr. Kopp, 789,250 are held in a fiduciary or representative capacity.
 (4) Based on Schedule 13G filed by Mr. Deinhammer with the Securities and Exchange Commission in August 2001.
 (5) Based on Schedule 13G filed by Dimensional Fund Advisors Inc. ("Dimensional") with the Securities and Exchange Commission in January 2002. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts, and accounts are the "Funds". In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares of the Company that are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.
 (6) Includes 31,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of January 31, 2002. The Company retains repurchase rights on 2,500 of these options, which repurchase rights expire in 2002.
 (7) Consists of shares issuable upon the exercise of stock options that are exercisable within 60 days of January 31, 2002. The Company retains repurchase rights on 107,500 of these options, which repurchase rights expire annually through 2003. These repurchase rights do not apply in the event of termination of employment on account of death or disability or certain involuntary termination occurring following a change of control of the Company.
 (8) Includes 70,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of January 31, 2002. The Company retains repurchase rights on 30,000 of these options, which repurchase rights expire in varying amounts through 2003. These repurchase rights do not apply in certain circumstances.
 (9) Consists of shares issuable upon the exercise of stock options that are exercisable within 60 days of January 31, 2002. The Company retains repurchase rights on 30,000 of these options, which repurchase rights expire in varying amounts through 2003. These repurchase rights do not apply in certain circumstances.
(10) Consists of shares issuable upon the exercise of stock options that are exercisable within 60 days of January 31, 2002.
(11) Includes 15,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of January 31, 2002.
(12) Includes 408,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of January 31, 2002. The Company retains repurchase rights on 170,000 of these options; these repurchase rights do not apply under certain circumstances, including death or disability or, in certain cases, following a change of control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors, and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all such reports they file.

   Based solely on the Company's review of the copies of such reports received from reporting persons and written representations by certain reporting persons regarding their compliance with the applicable reporting requirements under
Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 2001, all filing requirements applicable to the Company's executive officers, directors, and all of the persons known to the Company to own more than ten percent of its Common Stock, were complied with.

              MANAGEMENT INFORMATION, COMPENSATION, AND BENEFITS

Executive Officers

   The executive officers of the Company are elected annually at the meeting of the Board of Directors held in conjunction with the annual meeting of shareholders. The following are the current executive officers of the Company, and their ages as of March 31, 2002:

      Name               Age                      Position
      ----               ---                      --------
 Stephen J. Verleye..... 46  President, Chief Executive Officer, and Director
 Robert C. Bateman...... 39  Vice President, Chief Financial Officer, Corporate
                               Secretary, and Treasurer
 Mark C. Budzinski...... 42  Vice President of Worldwide Sales
 Alex A. Doumani........ 42  Vice President of Engineering

   For information regarding Mr. Verleye, see "Nominees for Director."

   Robert C. Bateman joined Applied in October 1999 as Vice President, Chief Financial Officer, Corporate Secretary, and Treasurer. From March 1996 to September 1999, Mr. Bateman held various management positions at NeoPath, Inc., a medical device company, including Corporate Controller, Corporate Secretary, Treasurer, Vice President, and Chief Financial Officer. Prior to joining NeoPath, Mr. Bateman was employed by Ernst & Young LLP.

   Mark C. Budzinski joined Applied in September 1999 as Vice President of Marketing, and now serves as Vice President of Sales and Marketing. From May 1996 to August 1999, Mr. Budzinski was Director of Marketing at RadiSys Corporation. Prior to joining RadiSys, Mr. Budzinski held various marketing positions at Sequent Computer Systems, Inc. and Intel Corporation.

   Alex A. Doumani joined Applied in June 2001 as Vice President of Engineering. Before joining Applied, Mr. Doumani spent more than a decade with RadiSys Corporation, most recently as that company's Vice President of Central Engineering. He also held responsibility for RadiSys' merger and acquisition activities; served as the general manager of the embedded system software operation; and established the company's European offices. Prior to RadiSys, he worked at Tektronix, Inc., in a variety of software engineering management positions.

Executive Officer Compensation

   Compensation Summary. The following table sets forth information regarding compensation earned during the Company's fiscal year ended December 31, 2001, and during the two preceding fiscal years, by the Chief Executive Officer and the other Named Executive Officers.

                          Summary Compensation Table

                                                        Long-Term
                                   Annual Compensation Compensation
                                   ------------------- ------------
                                                        Securities
                                                        Underlying
                            Fiscal                        Stock        All Other
Name and Principal Position  Year   Salary    Bonus(1)  Options(#)  Compensation(2)
--------------------------- ------ --------   -------- ------------ ---------------
 Stephen J. Verleye(3).....  2001  $217,054   $19,688     45,000        $ 5,617
  President and CEO          2000   224,617     3,656         --          5,362
                             1999   154,649    24,188    215,000         41,854

 Robert C. Bateman(4)......  2001  $164,307   $14,963     30,000        $ 3,415
  VP, CFO, Corporate         2000   153,462     2,503     20,000          3,370
 Secretary, and Treasurer    1999    30,154     6,500     60,000            722

 Mark C. Budzinski(5)......  2001  $161,759   $ 7,350     30,000        $62,768
  VP of Sales and            2000   160,000    32,600     20,000         12,758
  Marketing                  1999    45,538    10,000     60,000          1,088

 Alex A. Doumani(6)........  2001  $ 86,843        --     90,000        $31,418
  VP of Engineering

 Douglas A. Fullaway(7)....  2001  $ 77,664   $15,435         --        $42,782
  Former Executive Vice      2000   167,598     2,730     20,000          4,858
  President, Business        1999   157,242    20,000         --          3,795
  Development

--------
(1) Bonus amounts are reflected in the year they were earned, without regard to when the amounts were received.
(2) Represents employer 401(k) matching contributions and term life insurance premiums, except as otherwise noted.
(3) Mr. Verleye joined the Company on April 1, 1999. Mr. Verleye's "All Other Compensation" in 1999 includes $39,125 for moving and relocation.
(4) Mr. Bateman joined the Company in October 1999.
(5) Mr. Budzinski joined the Company in September 1999. Mr. Budzinski's "All Other Compensation" includes sales commissions of $58,022 in 2001 and $8,005 in 2000.
(6) Mr. Doumani joined the Company in June 2001. Mr. Doumani's "All Other Compensation" in 2001 includes $30,000 as a sign-on bonus.
(7) Mr. Fullaway left the Company in April, 2001. Mr. Fullaway's "All Other Compensation" in 2001 included $40,029 in severance-related payments.

   Option Grants. The following table shows information concerning option grants to purchase Common Stock made to each of the Named Executive Officers during the fiscal year ended December 31, 2001.

                             Option Grants in 2001





                                          Individual Grants
                              ------------------------------------------  Potential Realizable
                              Number of  Percent of                         Value at Assumed
                              Securities   Total                         Annual Rates of Stock
                              Underlying  Options                        Price Appreciation for
                               Options   Granted to Exercise                 Option Term(3)
                               Granted   Employees    Price   Expiration ----------------------
            Name                (#)(1)    in 2001   ($/Sh)(2)    Date        5%         10%
            ----              ---------- ---------- --------- ----------  --------    --------
Stephen J. Verleye...........   45,000      6.6%      $1.10    10/29/11  $ 31,130    $ 78,890
Robert C. Bateman............   30,000      4.4%       1.10    10/29/11    20,754      52,594
Mark C. Budzinski............   30,000      4.4%       1.10    10/29/11    20,754      52,594
Alex A. Doumani..............   60,000      8.9%       4.34      6/1/11   163,764     415,011
Alex A. Doumani..............   30,000      4.4%       1.10    10/29/11    20,754      52,594
Douglas A. Fullaway..........       --       --          --          --        --          --

--------
(1) The options were granted under the Applied Microsystems Corporation 1992 Performance Stock Plan and the 2001 Stock Option Plan and vest over three to four years.
(2) The exercise price of each option is the closing price of the Company's Common Stock, as reported by the Nasdaq National Market, on the grant date.
(3) Potential gains are net of exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions, and the option holders' continued employment through the vesting periods. The actual value realized may be greater or less than the potential realizable value set forth in the table.

   Option Exercises. The following table shows information concerning stock options exercised by the Named Executive Officers during the Company's fiscal year ended December 31, 2001, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised options held by the Named Executive Officers at the end of that fiscal year.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                           Number of Securities
                                          Underlying Unexercised     Value of Unexercised
                                             Options at Fiscal      In-the-Money Options at
                      Shares                  Year-End(#)(1)         Fiscal Year-End(1)(2)
                    acquired on  Value   ------------------------- -------------------------
       Name         Exercise(#) Realized Exercisable Unexercisable Exercisable Unexercisable
       ----         ----------- -------- ----------- ------------- ----------- -------------
Stephen J. Verleye.       --         --    215,000      45,000         --           --
Robert C. Bateman..       --         --     70,000      40,000         --           --
Mark C. Budzinski..       --         --     70,000      40,000         --           --
Alex A. Doumani....       --         --         --      90,000         --           --
Douglas A. Fullaway   14,000    $52,780         --          --         --           --

--------
(1) The Company retains repurchase rights on certain of these stock options.
(2) Based on a fair market value of $1.05, the closing price of the Company's Common Stock on December 31, 2001, of the shares of Common Stock subject to outstanding in-the-money options, less the aggregate option exercise price.

Compensation Committee Report on Executive Compensation

   The Compensation Committee of the Board of Directors is responsible for setting and administering the policies governing annual compensation of the executive officers, including the incentive compensation plan, and making recommendations concerning such compensation to the Board of Directors. In addition, the Committee is responsible for administering the Company's stock option plans. The Committee is composed exclusively of directors who are neither employees nor former employees of the Company, and who are not eligible to participate in any of the Company's executive compensation programs.

   The Committee's compensation philosophy is to provide base salary, incentive compensation, and equity incentives to the Company's officers and other employees through programs designed to attract and retain the best possible personnel to allow the Company to achieve its goals. The Company seeks to foster an environment that links the interests of officers and other personnel to that of shareholders through equity incentives, and rewards superior performance through appropriate incentive compensation.

   Base Salary. The Committee periodically reviews the annual compensation plan for the Company's executive officers. In making individual base salary decisions, the Compensation Committee considers each officer's duties, the quality of the individual's performance, the individual's potential, external market compensation practices, and the contribution the officer has made to the Company's overall performance. The Committee compares the salary of each officer with other officers' salaries, taking into account the number of years employed by the Company, the possibility of future promotions, and the extent and frequency of prior salary adjustments. The Committee also consults competitive survey data. In August 2001, in response to economic uncertainty and reduced revenue streams, the Company implemented a restructuring plan designed to reduce operating costs. This plan included a 10 percent reduction in executive salaries and a suspension of the incentive compensation plan.

   Incentive Compensation. The Company's incentive compensation plan is a material element to the executives' target annual compensation. The Compensation Committee believes that executives' performance is most appropriately measured based on progress toward achieving operating goals that are formulated to promote advancement of key aspects of the Company's business. Company goals relate to such matters as achieving target sales and operating results, forging strategic relationships, advancing the strategic directions of the Company, meeting defined research and development objectives, staff recruitment and development, and so forth. Under the plan in place prior to August 2001, officers were eligible to receive incentive compensation quarterly, based primarily on achieving targeted corporate operating results, as well as other corporate-wide objectives. As a result of objectives achieved in the first quarter of 2001, incentive compensation payments were made in accordance with the provisions of the plan. As previously noted, the incentive compensation plan was suspended in August 2001 as part of a cost-savings plan.

   Equity Incentives. Equity incentives take the form of option awards under the Company's stock option plan. The Compensation Committee believes that this equity-based compensation ensures that the Company's executive officers have a continuing stake in the long-term success of the Company. The Company's practice is to grant stock options with an exercise price equal to the market price of the Company's Common Stock on the date of grant. Accordingly, stock options will have value only if the Company's stock price increases. Therefore, the Committee believes that stock options serve to align the interests of executive officers closely with the Company's shareholders because of the direct benefit executive officers receive through improved stock performance. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers various factors, including the officer's current option position, the frequency of prior option grants, the impact of the officer's contribution on the Company's goals, the number of years the officer has been employed by the Company, and the possibility of future promotions. Stock options granted to executive officers vest over three to four years and contain certain provisions that allow for accelerated vesting (or lapsing of the Company's repurchase rights) in the event of a change of control.

  2001 Compensation for the Chief Executive Officer

   The Committee reviews and establishes the Chief Executive Officer's base salary based on a number of factors, including the above-described compensation approach to executive officers, competitive survey data, a subjective assessment by the Committee of Mr. Verleye's past performance, and expectations as to his future contributions in leading the Company and its business. Based primarily on reduced operating performance in 2001 and the cost-reduction plan implemented by the Company that included a 10 percent reduction in executive salaries, Mr. Verleye's base salary decreased three percent in 2001. The Committee approved a stock option grant to Mr. Verleye in 2001, in line with the above-described approach for equity incentives to executive officers, structured to provide incentives aligned with the Company's shareholders to improve stock performance.

   As noted above, the Company's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to Named Executive Officers. No executive officer of the Company has received, nor is it anticipated that any executive officer will receive, any such compensation in excess of this limit.

Compensation Committee

   Lary L. Evans
   Charles H. House
   Elwood D. Howse, Jr.

Employment Contracts and Change-In-Control Agreements

   The Company entered into an employment agreement with Mr. Verleye effective April 1, 1999. The agreement specifies that, in the event Mr. Verleye is terminated in certain circumstances, he would be paid a severance of salary and benefits for a period of six months following termination. In addition, in the event of a change in control, a portion of Mr. Verleye's stock options would no longer be subject to the Company's right to repurchase such options.

   Stock option agreements with Mr. Bateman and Mr. Budzinski contain provisions that, in the event of a change of control, limit the Company's right to repurchase a portion of such stock options. In addition, in April 2001 the Board of Directors approved a plan for vice president officers of the Company that provides for payment of salary and benefits for a period of six months following termination in the event of a change in control.

Audit Committee Report

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent," as required by the applicable listing standards of the Nasdaq National Market. As set forth in the Committee's Charter, management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the selection, application and disclosure of critical accounting policies. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles and policies, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Committee reviewed with the independent auditors, who are responsible for auditing the Company's financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company. The Committee has received the written disclosures from the auditors required by the Independence Standards Board and has considered the compatibility of nonaudit services with the auditors' independence. During 2001, such nonaudit services totaled $14,000 relating primarily to international tax preparation services.

   The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the adequacy and effectiveness of the accounting and financial controls, and the overall quality of the Company's financial reporting. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company's auditors are in fact "independent."

   In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company's independent auditors.

Audit Committee

   Lary L. Evans
   Charles H. House
   Elwood D. Howse, Jr.

Comparative Performance Graph

   Set forth below is a graph comparing the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S. companies) ("Nasdaq Market Index") and the Nasdaq Computer and Data Processing Index for the period beginning on December 31, 1996, and at the end of 1997 through 2001. The graph assumes an investment of $100 in the Company's Common Stock and in each index on December 31, 1996.

                     Comparison of Cumulative Total Return
                    Among Applied Microsystems Corporation,
                          the Nasdaq Market Index and
                        the Nasdaq Computer & DP Index

                                     [GRAPH]

                                 12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
                                 -------- -------- -------- -------- -------- --------
Applied Microsystems Corporation   $100     $ 42     $ 29     $ 86     $ 33     $  8
Nasdaq Market Index.............   $100     $122     $173     $321     $193     $153
Nasdaq Computer & DP Index......   $100     $123     $219     $482     $222     $179

                       PROPOSAL 1--ELECTION OF DIRECTORS

   Four Directors are to be elected at the Annual Meeting, to serve until the 2003 Annual Meeting of Shareholders or until their earlier retirement, resignation, or removal. Lary L. Evans, Charles H. House, Elwood D. Howse, Jr., and Stephen J. Verleye, all of whom are currently Directors of the Company, have been nominated by the Board of Directors for election at the Annual Meeting. The accompanying proxy will be voted for these nominees, except where authority to so vote is withheld. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee as designated by the Company's Board of Directors. The Board of Directors has no reason to believe that any of the nominees named will be unavailable to stand for election.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN PROPOSAL 1.

               PROPOSAL 2 - RATIFICATION OF INDEPENDENT AUDITORS

   Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 2002. Fees for 2001 were: annual audit - $165,500; audit-related services - $70,000; and all other nonaudit services - $14,000.

   If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company's 2003 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company's principal executive offices, no later than 120 calendar days in advance of the one year anniversary of the date the Company's proxy statement was released to shareholders in connection with the previous year's annual meeting of shareholders, and satisfy the conditions established by the Securities and Exchange Commission.

   The Company's Restated Bylaws outline procedures, including minimum notice provisions, that govern the nomination of directors by shareholders and certain other matters that a shareholder proposes to bring before the annual meeting. A copy of the pertinent provisions of the Restated Bylaws is available upon request to Robert C. Bateman, Corporate Secretary, Applied Microsystems Corporation, 5020 148th Avenue N.E., Redmond, Washington 98052.

   IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                          APPLIED MICROSYSTEMS CORPORATION

April 12, 2002
Redmond, Washington

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            Please mark    [X]
                                                                                                            your votes
                                              WITHHOLD                                                     as indicated
                                            AUTHORITY TO
                                            VOTE FOR ALL
                                              NOMINEES
                                     FOR    LISTED BELOW                                                      FOR   AGAINST  ABSTAIN
PROPOSAL 1: ELECTION OF DIRECTORS    [_]         [_]             PROPOSAL 2: RATIFICATION OF APPOINTMENT OF   [_]     [_]      [_]
                                                                             INDEPENDENT AUDITORS

Nominees: 01. Lary L. Evans
          02. Charles H. House
          03. Elwood D. Howse, Jr.
          04. Stephen J. Verleye

(INSTRUCTION: To withhold authority to vote FOR any individual nominee, strike a line through the nominee's name in the list.)


                                                                               PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN
                                                                                    IT PROMPTLY IN THE ENCLOSED ENVELOPE.

SIGNATURE                                              SIGNATURE                                               DATE
          ------------------------------------------              -------------------------------------------        --------------

NOTE: Please sign as name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
------------------------------------------------------------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
PROXY

                        APPLIED MICROSYSTEMS CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, having received the Notice of Annual Meeting of Shareholders of Applied Microsystems Corporation (the "Company"), and the related Proxy Statement dated April 12, 2002, hereby appoints Stephen J. Verleye and Robert C. Bateman, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on May 21, 2002, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified below, or to the extent not specified, to vote FOR the election as directors of all nominees named below and FOR proposal 2 and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE BY THE UNDERSIGNED. EXCEPT AS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------
                            x FOLD AND DETACH HERE x